Exhibit 99.1

GlobalSCAPE Announces $55 Million Credit Facility, Special Cash Dividend and $5 Million Stock Repurchase Authorization

SAN ANTONIO – November 18, 2019 – GlobalSCAPE, Inc. (NYSE American: GSB) (the “Company”), a worldwide leader in the secure movement and integration of data, today announced it has entered into a five-year, $55 million senior secured credit facility with a syndicate of banks led by J.P. Morgan.

The new credit facility provides for a term loan facility in the principal amount of $50 million and revolving commitments in an aggregate principal amount of $5 million. The Company also announced today that its board of directors has authorized and declared a special cash dividend of $3.35 on each outstanding share of common stock. The record date for the special dividend is November 29, 2019, and the payment date for the dividend is December 5, 2019.

“We are pleased to report the establishment of a $55 million credit facility with J.P. Morgan and East West Bank as well as the authorization of a special shareholder dividend,” said Robert Alpert, Chairman of the Company’s Board of Directors and Interim CEO. “I believe the new credit facility is a reflection of the Company’s strong operating model and ability to generate significant free cash flow. Consistent with our goal of appropriately managing our capital structure, the Board of Directors authorized a special cash dividend of $3.35 per share of common stock as well as the repurchase of up to $5 million of the Company’s outstanding shares. We will continue to consider other actions designed to enhance shareholder value.”

A portion of the special dividend that is equal to the Company’s current and accumulated earnings and profits through December 31, 2019 will be taxable to shareholders as a qualified dividend for U.S. Federal income tax purposes. The Company expects that a portion of the special dividend will be in excess of the current and accumulated earnings and profits. The excess amount will be treated as a “nondividend distribution” for U.S. federal income tax purposes, which will reduce the tax basis of a stockholder’s shares of the Company’s common stock. If the nondividend distribution exceeds the stockholder’s basis in the Company’s common stock, the remainder of the nondividend distribution in excess of the stockholder’s basis will be treated as a capital gain.

The Company intends to provide a preliminary estimate of its accumulated earnings and profits through December 31, 2019 as soon as it is available in the Investor Relations section of our website (www.globalscape.com). Since the earnings and profits amount will not be finalized until our corporate income tax returns for the December 2019 fiscal year are completed, we expect to provide final information as soon as it is available.

The U.S. federal income tax treatment of holding the Company’s common stock to any particular stockholder will depend on the stockholder’s particular tax circumstances. The Company’s stockholders are urged to consult their tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences to them, in light of their particular investment or tax circumstances, of acquiring, holding and disposing of the Company’s common stock.

The Company also announced that its Board of Directors authorized the repurchase of up to $5 million of the Company’s outstanding shares, which is in addition to the approximately $640,000 remaining under the Company’s previously authorized repurchase program. The Company may repurchase shares from time to time through authorized Rule 10b5-1 plans, open market purchases, privately-negotiated transactions, block purchases or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. This program may be modified or discontinued at any time, and any repurchases are subject to the terms of the credit facility.

Stephens Inc. served as exclusive financial advisor to the Company in the transaction. Olshan Frome Wolosky LLP served as counsel to the Company and Willkie Farr & Gallagher LLP served as financing counsel to J.P. Morgan.

About GlobalSCAPE

GlobalSCAPE, Inc. (NYSE American: GSB) is a pioneer in securing and automating the movement and integration of data seamlessly in, around and outside your business, between applications, people and places, in and out of the cloud. GlobalSCAPE provides cloud services that automate your work, secure your data, and integrate your applications – while giving visibility to those who need it. GlobalSCAPE makes business flow brilliantly. Visit www.globalscape.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “expect,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause the actual results of the operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the overall level of consumer spending on our products; general economic conditions and other factors affecting consumer confidence; disruption and volatility in the global capital and credit markets; the Company’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, our information systems; legal, regulatory, political and economic risks in international markets; the results of our reduction in force; the discovery of additional information relevant to the internal investigation; the possibility that additional errors relevant to the recently completed restatement may be identified; pending litigation and other proceedings and the possibility of further legal proceedings adverse to the Company resulting from the restatement or related matters; the costs associated with the restatement and the investigation, pending litigation and other proceedings and possible future legal proceedings; and our decreased “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets) as a result of share repurchases. More information on potential risks and other factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the SEC, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release and speak only as of the date hereof.

GlobalSCAPE Investor Relations Contact:
ir@GlobalSCAPE.com

GlobalSCAPE Public Relations Contact:
Zintel Public Relations
Matthew Zintel
matthew.zintel@zintelpr.com